Notice of Annual Meeting of Stockholders





N O L A N D



NOLAND COMPANY
2700 Warwick Boulevard, Newport News, Virginia  23607

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held at 2:00 P.M. on April 20, 1994



Notice is hereby given that the Annual Meeting of Stockholders of Noland Company, a Virginia corporation (the Corporation), will be held, in accordance with the Bylaws of the Corporation, on Wednesday, April 20, 1994, at 2:00 P.M. (Local Time) at the principal office of the Corporation, 2700 Warwick Boulevard, Newport News, Virginia, for the following purposes:

1.   to elect five Directors to serve for the ensuing year;

2.   to approve the 1993 Noland Company Restricted Stock Plan;

3. to appoint Coopers & Lybrand to audit the consolidated financial statements of the Corporation for the year ending
     December 31, 1994; and

4. to transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 15, 1994, will be entitled to notice of and to vote at the meeting.



By Order of the Board of Directors,
James E. Sykes Jr.
Secretary


April 1, 1994

                     YOUR VOTE IS IMPORTANT
YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT A QUORUM MAY BE ASSURED. THE PROMPT RETURN OF YOUR SIGNED PROXY, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID THE CORPORATION IN AVOIDING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING. ANY PERSON GIVING A PROXY MAY REVOKE IT BEFORE IT IS VOTED BY DELIVERING ANOTHER PROXY, OR WRITTEN NOTICE OF REVOCATION, TO THE SECRETARY OF THE CORPORATION.


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NOLAND COMPANY
(a Virginia corporation)
2700 Warwick Boulevard
Newport News,  Virginia  23607


PROXY STATEMENT


Annual Meeting of Stockholders to be
held at 2:00 P.M., April 20, 1994
Approximate date of mailing .... April 4, 1994

SOLICITATION AND REVOCATION OF PROXY

The proxy accompanying this statement is solicited by the Board of Directors on behalf of the Corporation. All proxies in the accompanying form which are properly executed by stockholders and returned to the Secretary will be voted. Any proxy delivered pursuant to this solicitation is revocable at the option of the person executing the same at any time before it is exercised.

The cost of soliciting proxies, including the cost of preparing and mailing the proxy materials, will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited, personally or by telephone, by regular employees of the Corporation.

A copy of the Corporation's Annual Report to stockholders for the year ended December 31, 1993, which includes consolidated financial statements, is furnished concurrently with this Proxy
Statement.


PURPOSES OF MEETING


The purposes of the Annual Meeting of Stockholders will be (1) to elect five Directors to serve for the ensuing year; (2) to approve the 1993 Noland Company Restricted Stock Plan; (3) to appoint Coopers & Lybrand as independent auditors of the Corporation for the ensuing year; and (4) to transact such other business as may properly come before the meeting, or any adjournment thereof.


VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF


As of March 15, 1994, there were outstanding 3,700,876 shares of Common Stock, the sole class of voting securities of the Corporation. Holders of record at the close of business on that date are entitled to one vote for each share.

The following are, to the knowledge of the Corporation, beneficial owners as of March 15, 1994, of over five percent of the Corporation's Common Stock:


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                         Title and
Name and                 Class of        Amount and Nature        Percent of
address                Voting Security   of Beneficial Ownership    Class


Jane K. Noland, Lloyd U.
Noland III, Susan C. Noland
and Anne N. Edwards
individually and as trustees of
The L. U. Noland 1982 Trust and
Lloyd U. Noland Jr.
2700 Warwick Blvd.                   Common       2,069,297 (1)        55.91%
Newport News, Virginia  23607        Stock          shares

Concord Investment Company
3061 Westwood Drive                  Common         483,350            13.06%
Las Vegas, NV  89109                 Stock          shares



(1) The trustees of The L. U. Noland 1982 Trust are Mr. Lloyd U. Noland Jr.'s wife, Jane K. Noland, and his three children: Lloyd U. Noland III, Susan C. Noland and Anne N. Edwards. The trust assets include 906,996 shares of Common Stock of the Corporation and a majority of the outstanding voting stock of Basic Construction Company, which, in turn, owns 893,967 shares of the Corporation's Common Stock. Since the trustees have the sole power to vote and to dispose of shares held in the L. U. Noland 1982 Trust, each trustee may be deemed to have beneficial ownership of 1,800,963 shares of the Corporation's Common Stock (including the shares owned by Basic Construction Company). The trustees share the power to vote and direct the disposition of such shares. Each trustee owns the following additional shares of the Corporation's Common Stock, with sole power to vote and dispose of all of such shares except for 155,138 shares attributed to Jane K. Noland, but owned by her husband, Lloyd U. Noland Jr.; 1,095 shares attributed to Anne N. Edwards, but owned by her husband; and 2,190 shares attributed to Lloyd U. Noland III but owned by his wife and one of his children:


Jane K. Noland                                              182,270
Lloyd U. Noland III                                          37,497
Susan C. Noland                                              26,736
Anne N. Edwards                                              21,831


All of such shares are included in the above table. As a group, the Noland family may be deemed to be the owners of an aggregate of 2,069,297 shares or
55.91 percent of the outstanding Common Stock.


THE BOARD OF DIRECTORS AND ITS STANDING COMMITTEES


The Corporation is managed under the direction of the Board of Directors and its Executive Committee, by the Chairman of the Board and other officers to whom authority has been delegated.

During 1993, the Board of Directors met four times and all members were present at all meetings. On five occasions, the Board acted by written consent. Members of the Board who are employees of the Corporation serve without compensation. Mr. Goolsby and Mr. McElroy, as non-employee Directors, received $11,000 each in 1993. Mr. Goolsby and Mr. McElroy received a retainer of $7,500 and $500 for each Committee meeting attended.

The Board elected an Executive Committee consisting of Messrs. Noland III and Henderson. When the Board is not in session, the Executive Committee generally has the authority of the Board except that the Virginia Stock Corporation Act prohibits certain actions by committees. During 1993, the Executive Committee met ten times. All members were present at all meetings.

The Board appointed an Executive Compensation Committee consisting of Messrs. Goolsby and McElroy, with Mr. McElroy acting as chairman. The Committee's primary functions are to make recommendations to the Board of Directors concerning remuneration arrangements for executive officers and to review and make recommendations concerning the administration of certain benefit plans. During 1993, the Executive Compensation Committee met five times. All members were present at all meetings.

The Board appointed an Audit Committee consisting of Messrs. Goolsby and McElroy, with Mr. Goolsby acting as chairman. The Audit Committee functions in an oversight capacity with respect to the Corporation's auditing, accounting, reporting, and control functions and assists the entire Board in fulfilling its fiduciary responsibilities with respect to these functions. During 1993, the Audit Committee met two times. All members were present at all meetings.

The Corporation does not have a nominating committee.


ELECTION OF DIRECTORS

It is intended that proxies in the accompanying form will be voted by the persons named therein (unless authority is withheld) in favor of the nominees named for Directors for the term of one year or until their successors are elected and qualified. In case any of such nominees is unexpectedly unable to serve, the Proxies will be voted for the election of the others so named and may be voted for substitute nominees. The election of each nominee for Director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of Directors. Votes that are withheld and shares held in street names ("Broker Shares") that are not voted in the election of Directors will not be included in determining the number of votes cast.

NOMINEES FOR DIRECTOR

There are no family relationships among any of the nominees and any officer; nor is there any arrangement or understanding between any nominee and any other person pursuant to which the nominee was selected. Each of the nominees for the office of Director is a member of the present Board of Directors.

Mr. Hurley was Vice President-Manager of Operations, Select Branch/Complexes until 1990. Mr. Goolsby, Mr. Henderson, Mr. McElroy and Mr. Noland III have served in the respective positions shown for more than five years.

                                                    Shares of
                                                  Common Stock
                                        First     Beneficially     Percent
Name, Age, Position                     Became      Owned on          of
and Directorships                       Director  March 15, 1994    Class(1)

Allen C. Goolsby - Age 54               1989            200           -
  Partner, Hunton & Williams
  (Attorneys); Director of
  CSX Trade Receivables Corp.

Arthur P. Henderson Jr. - Age 50        1983            229           -
  Vice President-Finance

Donald G. Hurley - Age 61               1989            215           -
  Vice President-Marketing

John L. McElroy Jr. - Age 63            1990          1,500           -
  Chairman of the Board, Wheat,
  First Securities, Inc. (2);
  Director of Piper Jaffray, Inc.

Lloyd U. Noland III - Age 50            1979      1,838,460(3)      49.68%
  Chairman of the Board and
  President; Director of Central
  Fidelity Banks, Inc.

All officers and directors of                     1,841,583         49.76%
the Corporation as a group (12)                     shares


(1)   Less than .2 percent except as indicated.
(2) Wheat, First Securities, Inc. maintains a primary market in the Corporation's Common Stock and, from time to time, holds Noland Company shares in its trading account. As of March 15, 1994, the trading account was short 344 shares.
(3)   See Voting Securities and Principal Holders Thereof on page 1.



Except as described on page 2 with respect to shares held by the Noland family, each Director and Officer has the sole power to vote the shares of common stock attributed to him in this table.

COMPENSATION OF EXECUTIVE OFFICERS

The following table presents information relating to total compensation of the Chief Executive Officer and the four next most highly compensated executive officers of the Corporation who earned more than $100,000 for the fiscal years ended December 31, 1993, 1992 and 1991. No executive officer, other than Mr. Noland, earned more than $100,000 for 1993, 1992 or 1991.



                         SUMMARY COMPENSATION TABLE




                            Annual Compensation

                                                         All Other
           Name and                  Salary   Bonus    Compensation (1)
       Principal Position   Year      $         $           $

       Lloyd U. Noland III   1993  $ 73,630  $ 26,500    $1,017
       Chief Executive
       Officer               1992  $ 71,900  $ 23,600    $  862

                             1991  $ 71,900  $ 23,550    $  -





     (1)  Profit sharing allocation

RETIREMENT BENEFITS

Payments by the Corporation to the Improved Retirement Plan for Employees of Noland Company (the Plan), are made based on recommendations by the Plan's actuary. The Plan is a defined benefit "Career Average" plan. Annual retirement benefits are computed by adding, for each year of credited service, the sum of 1.333 percent of compensation (up to "Covered Compensation") and 1.933 percent of compensation over "Covered Compensation." Covered Compensation is generally the average of the Social Security wage bases over a working career.

The amounts shown below do not include Social Security benefits and are not subject to any reductions on account of such benefits.

Estimated annual benefits (assuming continued employment to age 65 on a life-only annuity basis) accrued to date and payable at age 65 to Lloyd U. Noland III, are $45,032.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Executive Compensation Committee consists of Messrs. McElroy and
Goolsby.   Mr. Goolsby is a member of the law firm Hunton & Williams, which has provided legal services to the Corporation for many years.

REPORT OF EXECUTIVE COMPENSATION COMMITTEE

The executive compensation policy of the Corporation traditionally has provided for base compensation and cash bonus awards, in each case at relatively modest levels. The purpose of the cash bonus awards has been to link more closely the individual's compensation to the performance of the Corporation as a whole and to reward those individuals who make the greatest contribution to the Corporation's successes.

Executive compensation traditionally has been considered by the entire Board of Directors. In 1993 the Board of Directors established an Executive Compensation Committee (the Committee) consisting of Messrs. Goolsby and McElroy. The Committee was charged with the responsibility of making an initial determination regarding any changes in executive compensation policy and making recommendations to the Board of Directors with respect to compensation of the Corporation's executive officers. The Committee addressed executive compensation for 1993 and, in addition, spent significant time on an in-depth review of the executive compensation program.

Base compensation for executive officers for 1993 included small increases from such compensation for 1992 reflecting the modest improvement in the Corporation's operations. In determining 1993 cash bonuses for executives, the Committee considered the Corporation's performance for the year, focusing particularly on revenues, profit before LIFO inventory adjustments and income taxes, return on equity and the executive's performance for the year, including the executive's contribution to the overall performance of the Corporation.

Mr. Noland's annual base compensation for 1993 initially was fixed at $71,900. The Committee made an interim increase in that compensation to $75,360 effective July 1, 1993. For 1993 Mr. Noland was awarded a cash bonus of $26,500, reflecting a general improvement in the Corporation's operations and prospects and Mr. Noland's achievement of certain personal performance goals, including significant improvements in inventory control and reduction of the level of uncollectible accounts. The Committee concluded that Mr. Noland has initiated significant changes in staffing and operations during 1993 that help to position the Corporation to succeed in an increasingly competitive environment for wholesalers.

The Committee has taken an in-depth look at the Corporation's compensation practices for its executive officers, retaining Towers Perrin as an outside consultant to review past practices and propose possible modifications.
The Committee concluded that the Corporation's level of existing compensation is below the average levels paid by the great majority of other companies, including companies of comparable size and companies in the same or similar businesses. The Committee has proposed a core policy of providing competitive overall compensation for executive officers, including base salaries and short and long-term incentives. The Committee believes that the close link between the Corporation's business and the cyclical building and construction industry make it prudent for the Corporation to maintain a conservative approach to base compensation, while at the same time providing competitive total pay opportunities to its executive officers through long and short-term incentives. The Committee concluded that total compensation must be tied more closely to performance, both corporate and individual. It also concluded that the financial incentives for the executive officers should be related to the shareholders' interests by providing these executives with an interest in the Corporation's common stock.

With these premises, the Committee has recommended increases in executive officers' base compensation to be phased in over the next several years, as well as modifications of the Corporation's bonus plan to provide opportunities for increased bonuses for those executives who make significant contributions to the Corporation's success. In addition, the Committee has proposed the 1993 Noland Company Restricted Stock Plan and the Board of Directors has approved the plan subject to shareholder approval at the April 1994 meeting. That Plan provides for annual grants to certain of the Corporation's executive officers of up to an aggregate of 10,000 shares of the Corporation's common stock each year. The executive's interest in any shares would be contingent on continued employment with the Corporation. Shares awarded will begin vesting three years from the date of the grant and become fully vested after seven years from the grant date.

Because none of the Corporation's executive officers receives annual compensation in excess of $1 million, the Corporation has not taken any position with respect to the cap on tax deductibility of compensation in excess of that amount established under the Omnibus Budget Reconciliation Act of 1993.





                                             John L. McElroy Jr., Chairman
                                             Allen C. Goolsby

Comparison of Five Year Cumulative Total Return Among Noland Company, NASDAQ Market Value Index and Hughes Supply, Inc.
(Assumes $100 Invested on January 1, 1989 and dividends reinvested fiscal year ending December 31, 1993)

A performance graph appears here. The following chart is the information presented in the graph.

Data points are as follows:

                    1988    1989     1990     1991     1992     1993

Noland Company      $100  $102.79  $ 56.27  $ 62.54  $ 74.81  $ 80.92
Hughes Supply, Inc.  100   106.90    65.20    63.76    88.15   120.65
NASDAQ Market Index  100   112.89    91.57   117.56   118.71   142.40



The return for Hughes Supply, Inc. has been adjusted to reflect differences in market capitalization.

APPROVAL OF 1993 NOLAND COMPANY RESTRICTED STOCK PLAN

At the annual meeting, the Board of Directors will offer a resolution to approve adoption of the 1993 Noland Company Restricted Stock Plan (the
Plan). The Board approved the Plan, subject to shareholder approval, at its February 24, 1994 meeting. The Plan covers in the aggregate 50,000 shares of the Corporation's common stock (the Restricted Stock) and provides for annual grants to a select group of senior executives (approximately six individuals) of up to an aggregate of 10,000 shares of Restricted Stock each year. All awards will be discretionary with the Executive Compensation Committee and will be determined from year to year. The executive's interest in any shares of Restricted Stock will be contingent on continued employment. Shares of Restricted Stock awarded will begin vesting three years from the date of grant and become fully vested after seven years from the grant date. The purpose of the Plan is to put the Corporation's common stock in the hands of selected senior executives who, over time, should influence or be given the opportunity to influence the Corporation's performance.

The closing price of a share of the Corporation's common stock on March 15, 1994, was $18.25. It is not possible at this time to predict the number of shares of Restricted Stock that will be awarded to any of the participants in the Plan if the Plan is approved.

The approval of the Plan requires the affirmative vote of the holders of a majority of the shares of common stock present or represented by executed and delivered proxies at the meeting. Abstentions and Broker Shares voted as to any matter at the meeting will be included in determining the number of votes present or represented at the meeting. Broker Shares that are not voted on any matter at the meeting will not be included in determining the number of shares present or represented at the meeting.

SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors will offer a resolution to reappoint Coopers & Lybrand as independent accountants of the Corporation for the year 1994. Coopers & Lybrand, a nationally known firm of independent certified public accountants, has audited the Corporation's financial statements for the past twenty-six years. The Corporation has been advised by Coopers & Lybrand that neither that firm nor any of its partners has any direct financial interest or material indirect financial interest in the Corporation other than as public accountants and auditors. Coopers & Lybrand will be represented at the stockholders' meeting. The firm's representative will be available to respond to appropriate questions from stockholders and will have an opportunity to make a statement, if desired.

ANNUAL REPORT TO STOCKHOLDERS

The Noland Company 1993 Annual Report to stockholders, portions of which are incorporated by reference into the annual report on Form 10-K for the year ended December 31, 1993, as filed with the Securities and Exchange Commission, accompanies this proxy statement. Stockholders may obtain, without charge, a copy of the Corporation's Form 10-K by forwarding a written request to R. L. Welborn, Assistant Vice President - Finance, Noland Company, 2700 Warwick Blvd., Newport News, Virginia 23607.

PROPOSALS FOR 1995 ANNUAL MEETING

Any stockholder desiring to make a proposal to be acted upon at the 1995 annual meeting of stockholders must present such proposal to the Corporation at its principal office in Newport News, Virginia, not later than December 8, 1994, in order for it to be considered for inclusion in the Corporation's Proxy Statement.

GENERAL

Unless contrary instructions are indicated on the proxy, all shares of Common Stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the election of the nominees for Director named herein, FOR the approval of the 1993 Noland Company Restricted Stock Plan and FOR the proposal to approve the appointment of Coopers & Lybrand as independent public accountants for the year ended December 31, 1994.


The Board of Directors knows of no business other than that set forth above to be transacted at the meeting, but if other matters requiring the vote of the stockholders arise, the persons designated as proxies will vote the shares of Common Stock represented by the proxies in accordance with their judgment on such matters. If a stockholder specifies a different choice on the proxy, his or her shares of Common Stock will be voted in accordance with the specification so made.


By order of the Board of Directors,
James E. Sykes Jr.
Secretary
Newport News,  Virginia

April 1, 1994